Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-165834, 333-176508, 333-220011, and 333-238268) on Form S-8 and (No. 333-285487) on Form S-3 of our reports dated February 27, 2026, with respect to the consolidated financial statements of Primerica, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Atlanta, Georgia
February 27, 2026